EXHIBIT 5.1

May 22, 2001

AURORA BIOSCIENCES CORPORATION
11010 Torreyana Road
San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Aurora Biosciences Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 500,000 shares of the Company’s Common Stock, $.001 par value, pursuant to its Employee Stock Purchase Plan, as amended (the “Purchase Plan”), and (ii) 70,000 shares of the Company’s Common Stock (collectively with the 500,000 shares issuable pursuant to the Purchase Plan, the “Shares”), $.001 par value, pursuant to the Non-Employee Directors’ Stock Option Plan, as amended (the “Directors’ Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Directors’ Plan, and related option agreements, the Purchase Plan, the Company’s Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Purchase Plan and the Directors’ Plan, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ THOMAS A. COLL

Thomas A. Coll, Esq.